K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

PRIVILEGED AND CONFIDENTIAL

December 11, 2015

American Beacon Funds
220 East Las Colinas Boulevard, Suite 1200
Irvine, Texas  75039
Trust for Advised Portfolios
615 East Michigan Street
Milwaukee, Wisconsin  53202
Re:	Reorganization to Convert a Series of a Delaware Statutory Trust to a Series of a Massachusetts Business Trust
Ladies and Gentlemen:
American Beacon Funds, a Massachusetts business trust (“New Trust”), on behalf of American Beacon Sound Point Floating Rate Income Fund, a segregated portfolio of assets (“series”) thereof (“New Fund”), and Trust for Advised Portfolios, a Delaware statutory trust (“Old Trust”), on behalf of its Sound Point Floating Rate Income Fund series (“Old Fund”), have requested our opinion as to certain federal income tax consequences of the conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization and Termination among them and American Beacon Advisors, Inc., New Trust’s investment manager, and Sound Point Capital Management, L.P., Old Fund’s investment adviser and New Fund’s investment sub-adviser, dated as of December 10, 2015 (“Agreement”).1  The Agreement contemplates Old Fund’s changing its identity, form, and place of organization ‑‑ that is, its conversion from a series of a Delaware statutory trust to a series of a Massachusetts business trust ‑‑ through the transactions comprising the “Reorganization,” i.e., by (1) transferring all the Assets to New Fund (which is being established solely for the purpose of acquiring the Assets and continuing Old Fund’s business) in exchange solely for voting shares of beneficial interest (“shares”) in New Fund and New Fund’s assumption of all the Liabilities, (2) distributing those shares pro rata to the Shareholders in exchange for their Old Fund Shares and in complete liquidation of Old Fund, and (3) terminating Old Fund, all on the terms and conditions set forth in the Agreement.
In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated November 13, 2015, regarding the Reorganization that was

1  Each capitalized term that is used but not defined herein has the meaning ascribed thereto in the Agreement.

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American Beacon Funds
Trust for Advised Portfolios
December 11, 2015

furnished in connection with the solicitation of proxies by Old Trust’s board of trustees for use at a Special Meeting of Old Fund’s shareholders that was held on December 7, 2015, (3) the letter to Old Fund’s shareholders, Notice of Special Meeting thereof, and Questions and Answers, all dated November 13, 2015, which accompanied the Combined Proxy Statement and Prospectus, (4) the Certificates referred to below, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission, as contemplated in paragraph 5.4 of the Agreement), on the representations and warranties made in the Agreement (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 2.6(b) thereof (which certify that the Investment Companies’ respective Representations are true and correct at the Effective Time).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.
OPINION
Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), it is our opinion that, for federal income tax purposes:
(1) New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities or

2  “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

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American Beacon Funds
Trust for Advised Portfolios
December 11, 2015

on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares:

(3) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

(4) New Fund’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, and New Fund’s holding period for each Asset will include Old Fund’s holding period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares; and its holding period for those New Fund Shares (including fractional shares to which it may be entitled) will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

(7) For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund’s last taxable year that began before the Reorganization will be included in New Fund’s first taxable year that ends after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Service in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on

PRIVILEGED AND CONFIDENTIAL

American Beacon Funds
Trust for Advised Portfolios
December 11, 2015

the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours, /s/ K&L GATES LLP K&L GATES LLP